Exhibit 99.1

(1)                                  In accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998), this Statement is being filed by Credit Suisse (the “Bank”), a Swiss bank, on behalf of its subsidiaries to the extent that they constitute the Investment Banking division (the “Investment Banking division”), the Alternative Investments business (the “AI Business”) within the Asset Management division (the “Asset Management division”) and the U.S. private client services business (the “U.S. PCS Business”) within the Private Banking division (the “Private Banking division”) (the “Reporting Person”). The address of the principal business and office of the Bank is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland. The address of the principal business and office of the Reporting Person in the United States is Eleven Madison Avenue, New York, New York 10010.

The ultimate parent company of the Bank is Credit Suisse Group AG (“CSG”), a corporation formed under the laws of Switzerland.  CSG is a global financial services company, active in all major financial centers and providing a comprehensive range of banking products.  The Bank is comprised of the Investment Banking division, the Asset Management division and the Private Banking division.  The Investment Banking division provides financial advisory and capital raising services and sales and trading to institutional, corporate and government clients worldwide.  The Asset Management division provides asset management and investment advisory services across a broad range of investment classes, including alternative investments.  The Private Banking division offers global private banking and corporate and retail banking services in Switzerland.  The business address of CSG is Paradeplatz 8, P.O. Box 1, CH 8070, Zurich, Switzerland.

CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the Reporting Person.  CSG, its executive officers and directors, and its direct and indirect subsidiaries (including those subsidiaries that constitute the Asset Management division (other than the AI Business) (the “Traditional AM Business”) and the Private Banking division (other than the U.S. PCS Business (the “Non-U.S. PB Business”) may beneficially own Shares to which this Statement relates (“Shares”) and such Shares are not reported in this Statement.  CSG disclaims beneficial ownership of Shares beneficially owned by its direct and indirect subsidiaries, including the Reporting Person.  Each of the Traditional AM Business and the Non-U.S. PB Business disclaims beneficial ownership of Shares beneficially owned by the Reporting Person.  The Reporting Person disclaims beneficial ownership of Shares beneficially owned by CSG, the Traditional AM Business and the Non-U.S. PB Business.

The Bank owns directly a majority of the voting stock, and all of the non-voting stock, of Credit Suisse Holdings (USA), Inc. (“CS Hldgs USA Inc”), a Delaware corporation. The Bank’s voting stock is entirely owned by CSG.  CSG also owns the remainder of the voting stock of CS Hldgs USA Inc. CS Hldgs USA Inc owns all of the voting stock of Credit Suisse (USA), Inc. (“CS USA Inc”), a Delaware corporation and holding company. The address of the principal business and office of each of CS Hldgs USA Inc and CS USA Inc is Eleven Madison Avenue, New York, New York 10010.

Sprout Capital IX, L.P. (“Sprout IX”), Sprout Entrepreneurs Fund, L.P. (“SEF”) and Sprout IX Plan Investors, L.P. (“IX Plan”) are Delaware limited partnerships which make investments for long term appreciation. DLJ Capital Corporation (“DLJCC”), a Delaware corporation and a wholly-owned subsidiary of CS USA Inc, acts as a venture capital partnership management company. DLJCC is also the general partner of SEF. DLJCC is also the managing general partner of Sprout IX and, as such, is responsible for its day-to-day management. DLJCC makes all of the investment decisions on behalf of Sprout IX and SEF. DLJ Associates IX, L.P. (“Associates IX”), a Delaware limited partnership, is a general partner of Sprout IX and in accordance with the terms of the relevant partnership agreement, does not participate in investment decisions made on behalf of Sprout IX. DLJ Capital Associates IX, Inc. (“DLJCA IX”), a Delaware corporation and wholly-owned subsidiary of DLJCC, is the managing general partner of Associates IX. DLJ LBO Plans Management Corporation II (“DLJLBO II”), a Delaware corporation, is the general partner of IX Plan and, as such, is responsible for its day-to-day management. DLJLBO II makes all of the investment decisions on behalf of IX Plan. DLJLBO II is an indirect wholly-owned subsidiary of CS USA Inc. The address of the principal business and office of each of DLJCC, DLJCA IX, Associates IX, Sprout IX, SEF, IX Plan and DLJLBO II is Eleven Madison Avenue, New York, New York 10010.

(2)                                  Includes 2,394 shares purchased by SEF, 607,440 shares purchased by Sprout IX, 35,065 shares purchased by IX Plan and 7,363 shares purchased by DLJCC.

(3)                                  Includes 6,553 shares of Common Stock owned directly by SEF, 2,101,693 shares of Common Stock owned directly by Sprout IX, 96,003 shares of Common Stock owned directly by IX Plan and 20,158 shares of Common Stock owned directly by DLJCC.

(4)                                  Includes a warrant to purchase 1,557 shares of Common Stock by SEF, a warrant to purchase 394,836 shares of Common Stock purchased by Sprout IX, a warrant to purchase 22,792 shares of Common Stock purchased by IX Plan and a warrant to purchase 4,786 shares of Common Stock by DLJCC.

(5)                                  Includes a warrant to purchase 1,557 shares of Common Stock owned directly by SEF, a warrant to purchase 394,836 shares of Common Stock owned directly by Sprout IX, a warrant to purchase 22,792 shares of Common Stock owned directly by IX Plan and a warrant to purchase 4,786 shares of Common Stock owned directly by DLJCC.